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                                                                    EXHIBIT 11.1

                                           APACHE CORPORATION AND SUBSIDIARIES
                                            COMPUTATION OF EARNINGS PER SHARE
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   For the Quarter Ended             For the Six Months Ended
                                                          June 30,                           June 30,
                                             --------------------------------      --------------------------------
                                                  1995              1994                1995               1994
                                             --------------     -------------      -------------      -------------
Weighted Average Calculation:
-----------------------------
Net income                                     $      537         $   12,907         $     4,620        $    21,132
                                               ==========         ==========         ===========        ===========

Weighted average common shares outstanding         69,809             69,635              69,741             69,663
                                               ==========         ==========         ===========        ===========

Net income per share,
  based on weight average common
  shares outstanding                           $      .01         $      .19         $       .07        $       .30
                                               ==========         ==========         ===========        ===========

Primary Calculation:
--------------------

Net income                                     $      537             12,907         $     4,620        $    21,132
Assumed conversion of
  3.93-percent debentures                             534                532               1,083              1,063
                                               ----------         ----------         -----------        -----------

Net income, as adjusted                        $    1,071         $   13,439         $     5,703        $    22,195
                                               ==========         ==========         ===========        ===========

Common Stock Equivalents:

Weighted average common shares
  outstanding                                      69,809             69,635              69,741             69,663

Stock options, using the treasury stock
  method of accounting                                116                236                 116                236

Assumed conversion of 3.93-percent
  debentures                                        2,778              2,778               2,778              2,778
                                               ----------         ----------         -----------        -----------

                                                   72,703             72,649              72,635             72,677
                                               ==========         ==========         ===========        ===========

Net income per common share primary            $      .01         $      .19         $       .07        $       .30
                                               ==========         ==========         ===========        ===========


The assumed conversion of the 6-percent convertible subordinated debentures due 2002 would be anti-dilutive for the second quarter and first six months of 1995.